Exhibit 10.1
’’’’’’’
SHARE PURCHASE AGREEMENT
Dated as of March 5, 2009
relating to
the Shares of Bestewil Holding B.V.

Table Of Contents

1 Sale and Purchase	6

1.1 Shares	6
1.2 Consideration	6
1.3 Payment of Cash Consideration	10

2 Conditions precedent and Closing Events	10

2.1 Conditions Precedent to Closing	10
2.2 Closing Events	13

3 Representations and Warranties of the Seller	20

3.1 Due Organization	20
3.2 Articles of Incorporation and Bylaws; Records	21
3.3 Capitalization, Etc.	21
3.4 Financial Statements	22
3.5 Absence of Changes	23
3.6 Title to Assets	25
3.7 Receivables	25
3.8 Leasehold	25
3.9 Intellectual Property	25
3.10 Contracts	28
3.11 Liabilities	30
3.12 Compliance with legal requirements	31
3.13 Tax Matters	31
3.14 Employee and Labor Matters	33
3.15 Insurance	34
3.16 Related Party Transactions	35
3.17 Legal Proceedings; Orders	35
3.18 Authority; Binding Nature of Agreement	36
3.19 Insolvency	36
3.20 Social Security Contributions and Pension Plans	36
3.21 No Broker; No Transaction Expenses	37
3.22 Capacity of the Seller, Title to Shares, No Conflict	37
3.23 Full Disclosure	39

4 Representations and Warranties of the Purchaser	39

4.1 Incorporation and Authority	39

5 Covenants of the Parties	40

5.1 Conduct between the Effective Date and the Closing Date	40
5.2 Restriction of Announcement	42
5.3 Access to Information Prior to the Closing Date	42
5.4 Co-operation	43
5.5 Confidentiality	43

5.6 Non-competition	44
5.7 Non-solicitation	44
5.8 Reciprocal assistance in relation with mandatory filings and reporting	45

6 Indemnification	45

6.1 Indemnification by the Seller	45
6.2 Tax and Social Security Indemnity by Seller	48
6.3 Claim Notice	48
6.4 Setoff	49
6.5 Third Party Claims	50
6.6 Knowledge of Purchaser	50
6.7 No recourse	51

7 Termination	51

7.1 Right to Terminate	51
7.2 Termination Procedures	52
7.3 Effect of Termination	53

8 Miscellaneous	53

8.1 Entire Agreement	53
8.2 Amendment	53
8.3 Costs and Expenses	53
8.4 Assignment	54
8.5 Notices	54
8.6 Severability	56
8.7 Governing Law	56
8.8 Jurisdiction	57
8.9 Counterparts	57
Table of schedules

Schedule 2.1.1i	Draft Antonius Stegmann employment agreement

Schedule 2.1.1j	Draft Jan Wilschut consulting agreement

Schedule 2.1.1k	Draft research agreement regarding the services of Tjarko Meijerhof

Schedule 2.2.1a	Draft confirmation by a US Counsel

Schedule 2.2.1a bis	Draft confirmation by a Swiss Counsel

Schedule 2.2.1b	Draft confirmation by an Australian Counsel

Schedule 2.2.1c	Payment instructions to the Notary

Schedule 2.2.1d	Draft of shareholders resolution approving the possible transfer of voting rights under the notarial deed of pledge

Schedule 2.2.1d bis	Draft shareholder resolution approving an amendment of the articles of association of the Company

Schedule 2.2.1d ter	Draft notarial deed amending the articles of association of the Company

Schedule 2.2.1d quarter	Draft statement regarding the resignations of directors

Schedule 2.2.1f	Draft confirmation by Loyens & Loeff that the former pledge has not vested

Schedule 2.2.1h	Draft release from the Previous Sellers

Schedule 2.2.1i	Draft deed of transfer of Shares

Schedule 2.2.1j	Draft Loan Note

Schedule 2.2.1k	Draft Deed of pledge

Schedule 2.2.1k	Draft share option agreement

Schedule 2.2.1m	Draft License agreement between the Seller and Bestewil/V.B.

Schedule 2.2.1n	Draft deed of assignment of rights to be executed by the Seller

Schedule 2.2.1o	Draft deed of assignment of rights to be executed by the Antonius Stegmann

Schedule 2.2.1p	Draft deed of assignment to the Purchaser of the Loan Repayment Claim

Schedule 3	Disclosure Letter, including the following schedules:

Schedule 3.4.1 Bestewil Holding B.V. addititional Financial statements

Schedule 3.9.1 Intellectual property rights owned by the Company

Schedule 3.9.2 Intellectual property rights licensed to the Company

Schedule 3.10.1 Material contracts

Schedule 3.14.1 Employees

Schedule 3.14.2 Employees benefits

Schedule 3.15.1 Insurance policies

Effective as of the 5th day of March, 2009 (the “Effective Date”) the following
SHARE PURCHASE AGREEMENT
has been entered into by and among:
1.	Norwood Immunology Limited ABN 91 095 271 186, of P.O. Box 211, Patterson Lakes, Victoria 3197, Australia
(hereinafter the “Seller”)
and
2.	Mymetics Corporation, a company organized under the laws of the State of Delaware with a registered address at 230 Park Avenue, New York, NY 10169, and a place of business located at 14, rue de la Colombière, 1260 Nyon, Switzerland
(hereinafter the “Purchaser”)
The Seller and the Purchaser will be referred to hereinafter collectively as the “Parties” and individually as a “Party”.
WHEREAS
A.	Bestewil Holding B.V. (the “Company”) is a Dutch company with limited liability, limited by shares (“Besloten Vennootschap”) organized under the laws of the Netherlands and founded on April 15, 2004.

B.	The issued and outstanding capital of the Company amounts to EUR 18’870 divided in 18’870 registered ordinary shares (the “Shares”) with par value of EUR 1.- (one).

C.	The Seller is the registered owner of all the Shares.

D.	The Seller has lent to the Company the amount which on 31.12.2008 amounted to € 324,903.77 and which on the Closing Date will be this amount plus any further amounts lent by the Seller to the Company (such amounts not to exceed €100,000) less any repayments made by the Company to the Seller, together with interest thereon calculated monthly based on a rate of 8% per annum calculated on a 360 day year (the “Loan”) and therefore had a claim for repayment of the Loan toward the Company (the “Loan Repayment Claim”).

E.	The Company holds the totality of the issued share capital of Virosome Biologicals B.V., a company incorporated under the laws of the Netherlands (hereinafter “V.B.”).
NOW THEREFORE, THE PARTIES have agreed as follows:
1	Sale and Purchase

1.1	Shares.
On the terms and subject to the conditions set forth in this agreement (the “Agreement”), the Seller hereby undertakes and agrees to sell and transfer to the Purchaser, with all rights and obligations pertaining thereto, the Shares and the Loan Repayment Claim, and the Purchaser undertakes to purchase from the Seller the Shares and the Loan Repayment Claim.
1.2	Consideration
In consideration for the Shares and the Loan Repayment Claim, the Purchaser shall:
1.2.1	pay to the Seller on the Closing Date (as defined below) EUR 5’000’000 (five million euro) in cash (the “Cash Consideration”).

1.2.2	issue to the Seller on the Closing Date a convertible and redeemable loan note in the format attached hereto as Schedule 1.2.2 (the “Loan Note”) with a face value of EUR 2’500’000 (two million five hundred thousand) and subject to the following terms and conditions:
a.	the Loan Note shall mature 36 months after the Closing Date;

b.	the Purchaser shall have the right to redeem the Loan Note at any time before it matures, subject to first giving the Seller 20 days notice to convert the Loan Note in accordance with the provisions of 1.2.2(d) below;

c.	the Loan Note shall carry an interest of 5% per annum with interest accruing and compounding annually on the basis of a year of 360 days. Accrued interest shall be paid at maturity or on the date of conversion of the principal into Purchaser’s common shares;

d.	the outstanding principal of the Loan Note shall be convertible at any time into Purchaser’s common shares in whole or in part at the Seller’s option by giving to the Purchaser a written notice of at least 10 Business Days, “Business Days” being defined as Monday through Friday, except those days which are official holidays in the canton of Geneva, Switzerland. The conversion price shall be the lower of (i) USD 0.80 (eighty cents) or (ii) the issue price of the shares that the Purchaser intends to issue after the Closing Date for the purpose of raising the necessary funds to repay the bridge loan granted to the Purchaser to pay the Cash Consideration (the “Conversion Price”); for the purpose of the conversion under this paragraph, the Parties agree that the USD/EUR exchange rate shall be USD 1 equals EUR 0.7805;

e.	any shares acquired by the Seller following the conversion of the Loan Note shall be subject to the Trading Restrictions (as defined below);

f.	the Purchaser shall secure its obligations under the Loan Note towards the Seller by pledging to the Seller one third (1/3) of the Shares;

g.	such other terms which are customary for a convertible and redeemable loan note;
1.2.3	issue to the Seller on the Closing Date a number of options equal to the result obtained by dividing USD 9’609’225 by the Conversion Price. Each of such share option shall give the Seller the right to subscribe for a cash consideration equal to the Conversion Price one common share of the Purchaser or, if shares are issued in the share capital of

Purchaser with more favorable financial rights or preferences attached to them in the context of the fundraising referred to in Section 1.2.2.(d) of Agreement (“Preferred Shares”), at the election of Seller one Preferred Share (the “Share Option”). Each Share Option shall be exercisable for a period of three years from the Closing Date. Any share of the Purchaser acquired following the exercise of any Share Option shall be subject to the Trading Restrictions.

1.2.4	pay, or shall cause one of its affiliated companies to pay, to the Seller EUR 3’000’000 (three million) in cash provided (1) Solvay Pharmaceuticals B.V., or any other third party has commenced on or before April 1, 2013 a Phase 3 clinical trial in its experimental intranasal influenza vaccine pursuant to the license agreement between Solvay Pharmaceuticals B.V. and V.B. dated August 18, 2003 (the “Solvay License”), and (2) the net present value of all income streams derived from such Solvay License (at a discount rate of 15%) (the “Solvay NPV”), is at least EUR 6’000’000 (six millions Euros). Should the Solvay NPV be less than EUR 6’000’000, then the amount payable to the Sellers will be reduced from EUR 3’000’000 to an amount equivalent to 50% of the Solvay NPV. This amount will be payable to the Seller within 60 Business Days following the presentation of documentary evidence satisfactory to the Purchaser that such Phase 3 clinical trial has commenced before the date set forth in the preceding sentence. In the event of a dispute whether or not the Phase 3 clinical trial referred to above has started or in connection with the calculation of the Solvay NPV, the Seller and the Purchaser shall submit the matter to one expert in the field to be appointed by the Seller and Purchaser jointly which expert shall render a binding decision on the Seller and Purchaser within 60 days after the matter has been submitted to him/her.

1.2.5	pay, or shall cause one of its affiliated companies to pay, to the Seller EUR 2’800’000 (two million eight hundred thousand) in cash provided (1) MedImmune LLC (or another third party) has entered on or before April 1, 2011 into a license agreement to access the intellectual property and know how of the Company and/or V.B. relating to either (i) the virosome method of manufacture “DCPC” and/or (ii) adjuvanted virosomes (the “VB IP”) in the field of Respiratory Syncytial Virus (the “RSV License”), and (2) the net present value of all income streams derived from such RSV License (at a discount rate of 15%), net of royalty obligations to the Seller is at least EUR 5’600’000 (five million six hundred thousand Euros) (the “RSV NPV”). Should the RSV NPV be less than EUR 5’600’000, then the amount payable to the Sellers will be reduced from EUR 2’800’000 to an amount equivalent to 50% of the RSV NPV. This amount will be payable to the Seller within 60 Business Days following the calculation of the RSV NPV pursuant to such a license agreement executed before the date set forth in the preceding sentence. In the event of a dispute in connection with the calculation of the RSV NPV, the Seller and the Purchaser shall submit the matter to one expert in the field to be appointed by the Seller and Purchaser jointly which expert shall render a binding decision on the Seller and Purchaser within 60 days after the matter has been submitted to him/her.

1.2.6	pay, or shall cause one of its affiliated companies to pay, in cash to the Seller 50 (fifty) percent of the Net royalties received by the Purchaser (or its affiliates or assignees) pursuant to any third party RSV License. For the purpose of this Agreement “Net” shall mean, in connection with royalties, the amounts invoiced by the Purchaser (or its affiliates or assignees) to an unaffiliated third party pursuant to a third party RSV License or HSV License, less the following:
a.	Any costs that are exclusively related to securing, maintaining and enforcing the intellectual property protection specific to each such license (rather than the Company IP in general) such as patenting and litigation expenses, costs incurred in the licensing of the intellectual property and other costs directly related to and necessary in relation with the royalties;

b.	Any irrecoverable tax which may be levied, except income taxes;

c.	If applicable, any irrecoverable discount or rebate, reimbursement, allowance and credit.
1.2.7	pay, or shall cause one of its affiliated companies to pay, in cash to the Seller 25 (twenty-five) percent of any Net amounts received by the Purchaser or its affiliates or assignees (up-front payments, milestones and royalties, but excluding payments received by the Purchaser/the Company/V.B. to reimburse the actual costs incurred on behalf of or under instruction from a third party licensee) pursuant to any license with a third party allowing that party to access the VB IP in the field of Herpes Simplex Virus (an “HSV Licence”).

1.2.8	The Purchaser shall procure that the obligations set forth under Sections 1.2.4 to 1.2.7 become part of the RSV License (with respect to Sections 1.2.5 and 1.2.6), respectively the HSV License (with respect to Section 1.2.7) so that in the event where such licenses are sold or assigned these royalties obligations towards the Purchaser continue to bind the parties to these licenses. If Seller notifies its desire thereto to Purchaser, Purchaser shall also procure that the obligations set forth under Section 1.2.4. become part of the Solvay License.

1.2.9	The shares received by the Seller under Sections 1.2.2d and/or 1.2.3 shall be subject to Rule 144, including a lock-up or stand-still for a period of 6 (six) months, which period shall be computed after the date on which the shares are acquired (the “Trading Restrictions”).
1.3	Payment of Cash Consideration.
1.3.1	The Cash Consideration shall be paid by the Purchaser to the third party account of the Notary (as defined below) pursuant to the payment instructions and the Notary shall, subsequently, distribute the Cash Consideration in accordance with the instruction letter by Seller, Berrink Holding B.V., Toon Stegmann Beheer B.V., and Jan Wilschut Beheer B.V. attached hereto as Schedule 2.2.1c.
2	Conditions precedent and Closing Events
2.1	Conditions Precedent to Closing.
2.1.1	The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the following conditions precedent having been satisfied or, to the extent legally permissible, waived by the Purchaser in writing on or prior to the Closing Date:
a.	all representations and warranties of the Seller shall have been true and correct as of the Effective Date in all material respects, and shall be true and accurate as of the Closing Date in all material respects;

b.	between the Effective Date and the Closing Date, no material adverse change to the business, financial condition, assets, liabilities, operations, financial performance or prospects of the Company shall have occurred, and no event shall have occurred and no condition or circumstance shall exist that reasonably could be expected to give rise to any such material adverse change to the business, financial condition, assets, liabilities, operations, financial performance or prospects of the Company, regardless of whether such a change becomes known to the Purchaser subsequent to the date of this Agreement;

c.	Berrink Holding B.V., Toon Stegmann Beheer B.V. and Jan Wilschut Beheer B.V. shall have released the Shares from the right of pledge granted to them by the Seller under the share purchase agreement dated October 26, 2006;

d.	the Seller and the Company shall have performed and complied in all respects with all agreements, covenants and conditions required by this Agreement to be performed, complied with or satisfied by the Seller or the Company prior to or on the Closing Date;

e.	the Company shall have no outstanding interest-bearing indebtedness for borrowed money on the Closing Date from parties other than its shareholders (the Loan);

f.	there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of or modifying in any material respects any of the transactions contemplated by this Agreement;

g.	neither the consummation nor the performance of any of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of any applicable legal requirement or order;

h.	since the date of this Agreement and to the Closing Date, there shall not have been commenced or threatened any proceeding relating to the Company, V.B., the Seller, Antonius Stegmann, Jan Wilschut, or Tjarko Meijerhof (a) involving any material challenge to, or seeking material damages or other material relief in connection with, any of the transactions contemplated by this Agreement, (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement, (c) seeking to prohibit or limit in any material respect the Purchaser’s ability to hold, transfer, vote, receive dividends or otherwise exercise ownership rights with respect to the stock of the Company, (d) that could materially and adversely affect the right of the Purchaser or the Company to own the assets or operate the business of the Company (e) seeking to compel the Purchaser or the Company to dispose of or hold separate any shares of stock of the Company or any material assets as a result of any of the transactions contemplated by this Agreement;

i.	V.B. shall have executed with Antonius Stegmann, the Chief Scientific Officer of V.B, an employment agreement as of the Closing Date in the form set forth in Schedule 2.1.1i;

j.	V.B. shall have executed with Jan Wilschut a consulting agreement as of the Closing Date substantially in the form set forth in Schedule 2.1.1j;

k.	the Seller shall have used reasonable endeavors to ensure that V.B. shall have executed with University Medical Centre Groningen a research agreement covering the provision of services of Tjarko Meijerhof (a laboratory technician in the employ of University Medical Centre Groningen) as of the Closing Date substantially in the form set forth in Schedule 2.1.1k;

l.	the review of the five (5) SOPs attached to the Disclosure letter (Schedule 3) shall have been reasonably satisfactory to the Purchaser;

2.1.2	The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the following conditions precedent having been satisfied or, to the extent legally permissible, waived by the Seller in writing on or prior to the Closing Date:
a.	The shareholders of the Seller have validly approved the transactions contemplated in this Agreement;

b.	all representations and warranties of the Purchaser shall have been true and correct as of the date of this Agreement in all material respects, and shall be true and accurate as of the Closing Date in all material respects;

c.	there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of or modifying in any material respects any of the transactions contemplated by this Agreement.
2.1.3	As used herein, the term “Conditions Precedent” means the conditions to the obligations of the respective Parties to consummate the transactions contemplated by this Agreement as set forth in Sections 2.1.1 and 2.1.2.

2.1.4	The Parties undertake to use their best endeavors and to render to each other all reasonably necessary support and cooperation to ensure that the Conditions Precedent are fulfilled as soon as possible after the Effective Date. Each of the Parties shall have the right to waive the occurrence of any or all of the Conditions Precedent that represent conditions to the obligations of such Party to consummate the transactions contemplated by this Agreement.
2.2	Closing Events.
2.2.1	Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares shall be consummated in the form of the transfer of the Shares (the “Closing”) on

April 1, 2009, provided that all Conditions Precedent have been satisfied or waived on that date, or on such other date as the Parties may agree (the “Closing Date”). On the Closing Date, the following events (the “Closing Events”), in addition to any other events described herein or contemplated hereby which are to take place at the Closing, shall take place at the offices of one of the civil law notaries of De Brauw Blackstone N.V., or his substitute (the “Notary”):
a.	delivery by the Purchaser of (a) a copy of a resolution of the board of directors of the Purchaser authorizing the transactions contemplated in this Agreement, (b) a confirmation by a US Counsel in the form of Schedule 2.2.1a and (c) a confirmation by a Swiss Counsel in the form of Schedule 2.2.1a bis;

b.	delivery by the Seller of (a) a copy of a resolution of the board of directors of the Seller, (b) a copy of a resolution of the shareholders of the Seller, authorizing the transactions contemplated in this Agreement and a confirmation by an Australian Counsel in the form of Schedule 2.2.1b;

c.	after payment by Purchaser of the Cash Consideration to the Notary’s designated ING bank account number 69.32.13.876 (BIC: INGBNL2A; IBAN: NL83 INGB 0693 2138 76) or any other designated account of which the details are provided by the Notary to the Purchaser ultimately five (5) Business Days prior to the Closing Date (kwaliteitsrekening), three (3) Business Days before the Closing Date, and with value as per the Closing Date, the Notary shall hold the Cash Consideration for and on behalf of the Purchaser until such time as the deed of transfer shall have been executed after which the Notary shall hold the Cash Consideration for and on behalf of the Seller. On the Business Day after the Closing the Notary shall pay EUR 4,713,470.51 to the Seller and, at the request of the Seller, EUR 128,938.27 to Berrink Holding B.V., EUR 128,938.27 to Toon Stegmann Beheer B.V., and EUR 28,625.95 to Jan Wilschut Beheer B.V (collectively the “Previous Sellers” and individually, each a “Previous Seller”), cumulatively EUR 286,502.49, in each case on the accounts and with providing the codes and otherwise in accordance with the written instructions to the Notary by the Seller and each of the Previous Sellers, substantially in the form of Schedule 2.2.1c. The reason for the payment of the cumulative amount of EUR 286,502.49 to the Previous Sellers is that the Seller purchased the Shares from the Previous Sellers and has existing loan note obligations to the Previous Sellers, and that the Seller in relation to such purchase agreed not to approve or cooperate with a transfer of the Shares without prior written consent of the Previous Sellers, and that the Previous Sellers shall only give such consent if the amount of EUR 286,502.49 is paid to the Previous Sellers (to discharge such loan note obligations together with interest thereon) directly by the Notary after Closing;

d.	delivery of written resignations of directors and/or auditors of the Company and/or B.V., as directed by the Purchaser at least five Business Days prior to the Closing Date, including a statement of the resigning directors and/or auditors that they have no claims against the Company (in the form set forth in Schedule 2.2.1d quater) and resolutions appointing new directors and/or auditors designated by the Purchaser effective as of the Closing as well as a shareholders resolution approving the possible transfer of voting rights under the notarial deed of pledge referred to in Section 2.2.1k (in the form set forth in Schedule 2.2.1d) and a shareholder resolution approving an amendment of the articles of association of the Company (in the form set forth in Schedule 2.2.1d bis) and subsequent to the delivery of that last resolution: the execution of a notarial deed effecting that amendment, in the form set forth in Schedule 2.2.1d ter;

e.	delivery of confirmation statements regarding the authorization of non-Dutch parties to enter into the notarial deeds of transfer and pledge referred to in Section 2.2.1i and Section 2.2.1k respectively and regarding the legal title for the transfer and pledges under these notarial deeds, as well as, if parties do not physically attend the execution of the notarial deeds, powers of attorney from such parties;

f.	delivery of confirmation by Loyens & Loeff, civil notaries in Amsterdam, that no pledge has vested as per the Closing Date in favor of Berrink Holding B.V., Toon

Stegmann Beheer B.V and Jan Wilschut Beheer B.V under the share purchase agreement dated October 26, 2006 in the form set forth in Schedule 2.2.1f;

g.	delivery of written instructions to the Notary, substantially in the form of Schedule 2.2.1c.

h.	delivery of a written release of the Previous Sellers from any claim whatsoever which they may have against any party under the share purchase agreement dated October 26, 2006, and from any right to monies outstanding and any interest whatsoever in the Shares which they may under such agreement and renouncing any pledge rights under this agreement in the form set forth in Schedule 2.2.1h, provided, however, that this release does not affect the rights the Previous Sellers have that are associated to the shares they hold in the Seller (obtained as partly consideration under the October 26, 2006 share purchase agreement) such as dividend rights;

i.	execution by the Seller and the Purchaser before the Notary of a notarial deed transferring the Shares to the Purchaser in the form set forth in Schedule 2.2.1i;

j.	execution by the Purchaser and the Seller of the Loan Note including a share pledge relating to one third of the Shares in the form set forth in Schedule 2.2.1j;

k.	execution by the Purchaser and the Seller of the notarial deed of pledge relating to one third of the Shares in the form set forth in Schedule 2.2.1k;

l.	execution by the Purchaser and the Seller of a share option agreement relating to the Shares Options contemplated in Section 1.2.3 in the format set forth in Schedule 2.2.1l;

m.	execution by the Company and the Seller of a license agreement whereby the Seller is granted license on the Company Patents under the following key terms (the “License”):
1.	the “License Grant” shall be for an Exclusive, worldwide license on the Company Patents to execute Programs and to make, use, put on the market, sell, offer, offer to sell, import, keep in stock, hire out and/or to deliver Products for use in the Field and during the Term;

2.	“Exclusive” shall mean that the Company shall not be entitled to grant licenses in the Field to unrelated third parties but shall be free to use the Company IP itself, including in the Field as the case may be, and to license it to its affiliates or business partners as may be necessary to carry out its research or business activities;

3.	the Seller shall have the right to sub-license with the prior written consent of the Company, which consent shall not be unreasonably withheld; in the event of sub-license, the sub-licensee shall be bound by all obligations of the Seller under the License agreement;

4.	the “Company Patents” shall mean the patent families accruing from WO 2004071492 (“Virosome like particles”), and EP 0762870B1 (“Virosome-mediated delivery of therapeutic agents”), as well as Improvement Patents;

5.	“Improvement Patent” means issued patents, including without limitation utility models and certificates of invention; worldwide-, national- and/or regional patent applications; and re-issues, re-examinations, supplementary protection certificates, extensions, term restorations, continuations, continuations-in-parts, divisionals, renewals, or additions to any patents or patent applications, and any and all patents and patent applications claiming priority thereto, that include know-how rights that are developed by the Seller using the technology described in the patent or an improvement patent;

6.	the “Programs” shall mean the Seller’s research and/or development programs that employ the Product as described or claimed in the the Company Patents and that employ methods and/or technology as described or claimed in the Company Patents, to perform research and/or to perform pre-clinical and clinical trials and/or to make, to use, to put on the market, to sell, to offer, to import, to stock, to hire out or to deliver Products for the Field;

7.	the “Product” shall mean a virosome or virosome containing composition used for the delivery of proteins into cells;

8.	the “Field” shall mean the use of virosomes for the delivery of proteins to cells, ex vivo and in vitro, however, explicitly excluding the use of virosomes as prophylactic or therapeutic vaccines or in other compositions that elicit, modify or affect an immune response in a patient or animal, and also specifically excluding direct application of the virosomes to the body of patients or animals;

9.	the “Term” shall mean the period starting on the Closing Date and ending with the expiration or nullification of the last patent of the Company Patents, unless the License is terminated earlier as provided for under the license agreement, namely in case of insolvency of bankruptcy of one of the parties to the License agreement or in case of default of the Seller under the License agreement (the fact that the Seller or any of its registered affiliates has not entered into a clinical trial for a Product in the Field within five (5) years after the Effective Date shall constitute such a breach);

10.	the consideration for the License Grant shall be payment by the Seller to Company and/or V.B of (i) any costs incurred by the Company and/or V.B for any work undertaken or out of pocket costs incurred at the request of the Seller directly in relation to the operation of such License agreement and (ii) a 25% share of any Net (as defined in Section 1.2.6 of this Agreement)

income received by the Seller from third parties (to include up-front payments, milestones and royalties, but excluding payments received by the Seller or its affiliates to reimburse the actual costs incurred on behalf of or under instruction from a third party sub licensee);

11.	the Company shall own the full right and title to any improvement patents, and may use the information provided by the Seller under the License agreement at its discretion to (i) include in newly filed patent applications and in the course of examination/prosecution of the Company Patents, as well as in any possible lawsuits related to the Company, or to (ii) amend and/or annotate its know-how for delivery to licensees other than the Seller, which licensees do have or are negotiating, a license under the Company Patents, which know-how shall only be disclosed under conditions of confidentiality at least as restrictive as those contained herein;

12.	the Company shall maintain the Company Patents at its discretion and is free to decide to abandon part or all thereof, the Seller having a first right to obtain the Company Patents rights at a commercial price.

n.	delivery of deed signed by the Seller, transferring to Bestewil any intellectual property rights, existing upon the Closing Date or coming into existence thereafter and relating to inventions developed prior to the Closing Date which may remain with the Seller or any legal entity controlled by it and relating to the business of V.B. and/or the Company, except for the license rights provided for under Section 2.2.1m, in the form of the assignment deed attached thereto as Schedule 2.2.1n;

o.	delivery of deed signed by Antonius Stegmann, transferring to Bestewil any intellectual property rights, existing upon the Closing Date or coming into existence thereafter and relating to inventions developed prior to the Closing Date which may remain with him or any legal entity controlled by him and relating to the business of V.B and/or the Company, in particular all rights relating to the patent EP 0762870 B1 (virosome mediated delivery of therapeutic agents) relating to the business of V.B and/or the Company, in the form of the assignment deed attached thereto as Schedule 2.2.1o;

p.	delivery of deed signed by the Seller, assigning to the Purchaser the Loan Repayment Claim, in the form of the assignment deed attached thereto as Schedule 2.2.1p;
2.2.2	Each of the Parties shall have the right to waive the occurrence of any or all of the Closing Events that represent conditions to the obligation of such Party to consummate the transactions contemplated by this Agreement at any time.
3	Representations and Warranties of the Seller

The Seller, with full knowledge that the Purchaser has relied thereon to decide to purchase the Shares, hereby makes the representations and warranties set forth in this Section 3 to the Purchaser (subject to the Disclosure Letter, attached hereto as Schedule 3, and the Schedules attached to the Disclosure Letter) as per the Effective Date and, if applicable, as per the Closing Date. Except where specifically noted, each representation and warranty with respect to the Company shall also be deemed be an identical representation of warranty with respect to any subsidiary of the Company. For the representation and warranties which are qualified by the Best Knowledge of the Seller, Best Knowledge shall mean both (a) the actual knowledge of the management and the board of directors of the Seller and the Company, and (b) such information as should have been known, after reasonable inquiry, of the management and the board of directors of the Seller and the Company, in either case as of the Effective Date or the Closing Date (as the context shall require).
3.1	Due Organization
3.1.1	The Company is a corporation duly organized, validly existing and in good standing under the laws of the Netherlands and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii)

to own and use its assets in the manner in which its assets are currently owned and used, and (iii) to perform its obligations under any contract to which it is a party.
3.2	Articles of Incorporation and Bylaws; Records.
3.2.1	There has not been any violation of any of the provisions of the Company’s articles of incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company’s shareholders or the Company’s board of directors. The books of account, share register, minutes of board and shareholder meetings and actions and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices
3.3	Capitalization, Etc.
3.3.1	Bestewil Holding BV is a Dutch company limited by shares which is registered with the Commercial Register of Den Haag, with an authorized share capital of EUR 90 000 Euro, divided into 90 000 shares with a nominal; value of € 1 (one Euro) of which 18.870 ordinary shares are issued and outstanding. All of the outstanding Shares have been duly authorized and validly issued, and are fully paid up in compliance with the laws of the Netherlands.

3.3.2	Virosome Biologicals BV is a Dutch company limited by shares which is registered with the Commercial Register of Den Haag, with an authorized share capital of EUR 90 000 Euro, divided into 90 000 shares with a nominal; value of € 1 (one Euro), of which 18.000 ordinary shares are issued and outstanding, divided in 16,200 ordinary shares of series A and 1,800 ordinary shares of series B. All of the outstanding Shares have been duly authorized and validly issued, and are fully paid up in compliance with the laws of the Netherlands.

3.3.3	There is no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the Best Knowledge of the Seller, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any person to the effect that such person is entitled to acquire or receive any shares of capital stock or other securities of the Company.
3.3.4	The Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company.
3.4	Financial Statements.
3.4.1	The Company has delivered to the Purchaser the following financial statements and notes (collectively, the “Company Financial Statements”):
a.	The consolidated unaudited balance sheets of the Company as of June 30, 2008, and the related income statements, statements of shareholders’ equity and statements of cash flows of the Company and V.B. for the periods then ended, the notes thereto, prepared by the independent accountants Berveling Accountants & Adviseurs B.V. ;

b.	the management accounts of the Company and of V.B. as of December 31, 2008, comprising balance sheet (the “Interim Balance Sheets”), and the related income statements of the Company and of V.B. for the six months then ended; and

c.	the Bestewil Holding B.V. Consolidated accounts for the six months to December 31, 2008 and the Consolidated Report Bestewil Holding 2007 (Schedule 3.4.1).
3.4.2	The Company Financial Statements and that of V.B. are accurate and complete in all material respects and present fairly the financial position of the Company and of V.B. as of the respective dates thereof and the results of operations and cash flows of the Company and of V.B. for the periods covered thereby. The Company Financial Statements and that of V.B. have been prepared in accordance with Dutch Accounting Standards applied on a consistent basis throughout the periods covered.

3.5	Absence of Changes.
3.5.1	Since December 31, 2008:
a.	there has not been any material adverse change in the Company’s business, condition, assets, liabilities, operations, financial performance or prospects;

b.	there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company’s assets (whether or not covered by insurance);

c.	the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

d.	the Company has not sold, issued or authorized the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

e.	there has been no amendment to the Company’s articles of association, and the Company has not effected or been a party to any acquisition, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

f.	the Company has not formed any subsidiary or acquired any equity interest or other interest in any other entity;

g.	the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since December 31, 2008, exceeds € 10,000;

h.	the Company has not (i) acquired, leased or licensed any right or other asset from any other person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company’s past practices;

i.	the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

j.	the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any encumbrance;

k.	the Company has not (i) lent money to any person (other than in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

l.	the Company has not (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new managers or officers, (iv) dismissed any managers or officers;

m.	the Company has not changed any of its methods of accounting or accounting practices in any respect;

n.	the Company has not commenced or settled any legal proceeding;

o.	the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract;

p.	the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

q.	the Company has not agreed or committed to take any of the actions referred to in clauses “(c)” through “(p)” above.
3.6	Title to Assets.
3.6.1	The Company and VB own, and have good, valid and marketable title to, all assets purported to be owned by them, including (i) all assets reflected in the Interim Balance Sheets, (ii) all other assets reflected in the Company’s books and records as being owned by the Company and (iii) all other assets not reflected in aforementioned documents, in particular all the Company IP mentioned in this Agreement. All of said assets are owned by the Company free and clear of any liens or other encumbrances.
3.7	Receivables.
3.7.1	All existing accounts receivable of the Company (including those accounts receivable reflected on the Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since December 31, 2008, and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and will be collected in full when due, without any counterclaim or set off..
3.8	Leasehold.
3.8.1	The Company does not own any real property or any interest in real property, except for the leasehold created under the real property lease identified in Schedule 3.8.1.
3.9	Intellectual Property.
3.9.1	Schedule 3.9.1 sets forth a complete and correct list of all intellectual property rights owned by the Company, including but not limited to patents, know-how, trade secrets and material Standard Operating Procedures (the “Company IP”).

3.9.2	Schedule 3.9.2 sets forth a complete and correct list of all contracts pursuant to which any intellectual property rights are licensed to or by the Company (other than license agreements for standard, “off-the-shelf” third-party software).

3.9.3	The Company exclusively owns all right, title, and interest to and in the Company IP free and clear of any encumbrances of any nature. Without limiting the generality of the foregoing:
a.	All documents and instruments necessary to register the rights of the Company in the Company IP have been validly executed, delivered, and filed in a timely manner with the appropriate governmental body.

b.	Each current or former employee or contractor of the Company who is or was involved in the creation or development of any Company IP has signed a valid, enforceable agreement containing an assignment of intellectual property rights to the Company and confidentiality provisions protecting the Company IP. No current or former stockholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP. No employee of the Company is (i) bound by or otherwise subject to any contract restricting him or her from performing his or her duties for the Company or (ii) in breach of any contract with any former employer or other person concerning intellectual property rights or confidentiality.

c.	Except as disclosed under Section 7, letter c, of Schedule 3, no funding, facilities, or personnel of any governmental body or any college, university or other educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP. In all situations identified under Section 7, letter c, of Schedule 3 all rights to the intellectual property or related to the intellectual property have been assigned to the Company.

d.	The Company has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information held by the Company, or purported to be held by the Company, as a trade secret.

e.	The Company owns or otherwise has, and after the consummation of the transactions contemplated by this Agreement, it and/or the Purchaser will have on the closing date, all intellectual property rights needed to conduct the Company’s business in the form as executed until the closing date.
3.9.4	As of the Closing Date, all granted Company IP is valid, subsisting, and enforceable. Without limiting the generality of the foregoing.
a.	No trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other person.

b.	The Company IP that is registered is and at all times has been in compliance with all material legal requirements, and all filings, payments, and other actions required to be made or taken to maintain such Company IP in full force and effect have been made by the applicable deadline. No application for a patent, patent design or trademark registration filed by or on behalf of the Company or its Subsidiaries has been abandoned or allowed to lapse.

c.	No interference, opposition, reissue, reexamination, or other proceeding of any nature is or has been pending or threatened, in which the scope, validity, or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged. There is no basis for a claim that any Company IP is invalid or unenforceable although no representation is given regarding whether the patents applications filed by the Company will ultimately be issued, or will not be issued in a modified form.
3.9.5	No person has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any Company IP.

3.9.6	No infringement claim or proceeding, misappropriation claim or proceeding or similar claim or proceeding is pending and to the Best Knowledge of the Seller and the

Company, no such infringement, misappropriation or similar claim or proceeding being threatened against the Company or against any other person that may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or proceeding.
3.9.7	The Company has never been notified that it infringes or may infringe on the intellectual property rights of any other person and the inventions covered by the Company IP Rights are free or clear of prior third party rights.

3.9.8	The agreement dated February 17, 2003, with Solvay Pharmaceuticals B.V. and the agreement dated October 5, 2005, with the National Cancer Institute are no longer in force and no intellectual property has ever resulted therefrom.
3.10	Contracts.
3.10.1	Schedule 3.10.1 identifies the following contracts which are in existence on the date hereof (including contracts which are no longer operative but continue to have legal effect):
a.	each contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any intellectual property right, except for contracts entered into with customers in the ordinary course of business, save for standard non disclosure agreements;

b.	each contract imposing any restriction on the Company’s right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other person, to sell any product or other asset to or perform any services for any other person or to transact business or deal in any other manner with any other person, or (C) develop or distribute any technology;

c.	each contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

d.	each contract relating to the creation of any encumbrance with respect to any asset of the Company;

e.	each contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

f.	each contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

g.	each contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any related party (such as shareholders of the Company, directors, officers);

h.	any contract that was entered into outside the ordinary course of business or was inconsistent with the Company’s past practices;

i.	any other material contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company;

j.	any other contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of EUR 10’000.- in the aggregate, or (B) the performance of services having a value in excess of EUR 10’000.- in the aggregate.

k.	each real property lease and each equipment lease.

l.	each loan agreement with any person.
Contracts in the respective categories described in clauses “(a)” through “(l)” above are referred to in this Agreement as “Material Contracts”.
3.10.2	Each Material Contract is valid and in full force and effect, and, to the Best Knowledge of the Company and the Seller, is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.10.3	The seller represents and warrants that:
a.	the Company has not violated or breached, or committed any default under, any contract, and, to the Best Knowledge of the Seller, no counterparty has violated or breached, or committed any default under, any contract with the Company;

b.	to the Best Knowledge of the Seller, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Company contract, (ii) give any person the right to declare a default or exercise any remedy under any Company contract, or (iii) give any person the right to accelerate the maturity or performance of any Company contract, or (iv) give any Person the right to cancel, terminate or modify any Company contract; and

c.	the Company has not waived any of its material rights under any Material Contract.
3.10.4	The Company will not owe any termination, severance or cancellation fees or penalties as a result of termination or expiration of any Material Contract in accordance with its terms.

3.10.5	Bestewil and/or V.B. have not entered into any collaboration agreement with third parties prior to the Seller becoming the owner of Bestewil and, consequently, all IP relating to the Company’s or to V.B.’s business activity arising as result of collaboration agreements remains with V.B. or the Company.

3.10.6	The funding received by V.B. in the amount of EUR 100’000.- in the context of the Ti Pharma project does not expose it to any risk that the European Commission might order the Dutch government to reclaim the funds provided.
3.11	Liabilities.
3.11.1	The Company has no material accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such in the “liabilities” identified in the Company Interim Balance Sheets; (b) accounts payable or accruals that have been incurred by the Company since December 31, 2008, in the ordinary course of business and consistent with the Company’s past practices.
3.12 Compliance with legal requirements.
3.12.1	The Company is, and has at all times been, in compliance with all applicable legal requirements, except where the failure to comply with such legal requirements has not had and will not have a material adverse effect on the Company. The Company has not received any notice or other communication from any governmental body regarding any actual or possible violation of, or failure to comply with, any legal requirement. The Company has obtained all official permits and authorizations required to conduct its activities, in particular all authorizations required to conduct laboratory studies with potentially infectious biological materials.
3.13 Tax Matters.
3.13.1	All tax returns required to be filed by or on behalf of the Company have been (and as of the Closing Date will have been) properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such tax returns are required to be filed, and all such tax returns were (and as of the Closing Date will be) true, correct and complete in all material respects; (ii) all taxes due and payable by or on behalf of the Company have been timely paid in full; (iii) full reserves and accruals have been provided in the books of the Company for all actual and contingent liabilities for taxes, including but not limited to taxes to be paid on constructive dividends paid by the Company to the Seller or third parties and for any taxes to be paid by the Company or its Subsidiaries due to any reassessments for tax periods before the Closing Date; (iv) the Company has not executed or filed with any taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of taxes (including, but not limited to, any applicable statute of limitations), and no power of attorney with respect to any tax matter is currently in force.

3.13.2	The Company has complied with all applicable legal requirements relating to the payment and withholding of taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable legal requirements.

3.13.3	All deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the tax returns of or covering or including the Company have been fully and timely paid, and there are no other audits or investigations by any taxing authority in progress, nor has the Company received any notice from any taxing authority that it intends to conduct such an audit or investigation.

3.13.4	The Company has not (i) agreed to or is not required to make any adjustments to its taxable income by reason of a change in accounting method initiated by the Company or has received any written notice that a taxing authority has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods, (ii) executed or entered into a closing agreement with any taxing authority concerning the payment of taxes or the treatment of a particular item for tax purposes, or (iii) requested any extension of time within which to file any tax return, which tax return has since not been filed by the extended due date.

3.13.5	The Company is not a party to any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

3.13.6	The Company is not subject to any ruling by any taxing authority.

3.13.7	There are no liens as a result of any unpaid taxes upon any of the assets of the Company.

3.13.8	The Company has not distributed or caused to be distributed any hidden dividend, nor distributed or granted any other benefit to the Seller or any other person which could lead to the imposition of any withholding taxes on dividends or constructive dividends.

3.14 Employee and Labor Matters.
3.14.1	Schedule 3.14.1 accurately sets forth, with respect to each employee of the Company (including any employee on layoff status):
a.	the name of such employee and the date as of which such employee was originally hired by the Company;

b.	all compensation and benefit owed to such employee including any future increase thereof pursuant to any law, written or oral agreement; and

c.	any signature authority held by such employee.
3.14.2	Schedule 3.14.2 accurately identifies each former employee of the Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits from the Company or from any Company pension plan relating to such former employee’s employment with the Company. Attached to Schedule 3.14.2 is an executed copy of the pension agreement relating to Antonius Stegmann.

3.14.3	To the Best Knowledge of the Seller no employee of the Company is a party to or is bound by any confidentiality agreement, non-competition agreement or other contract (with any person) that may have an adverse effect on: (i) the performance by such employee of any of his duties or responsibilities as an employee of the Company; or (ii) the Company’s business or operations.

3.14.4	The Company is not a party to or bound by, and the Company has never been a party to or bound by, any union contract, collective bargaining agreement or similar contract.

3.14.5	The Company is not engaged, and the Company has never been engaged, in any unfair labor practice of any nature in violation of any legal requirement.

3.14.6	None of the current or former independent contractors of the Company could be reclassified as an employee.

3.14.7	The Company (i) is, and at all times has been, in substantial compliance with all applicable legal requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company employees; (ii) has withheld and reported all amounts required by applicable legal requirements or by contract to be withheld and reported with respect to wages, salaries and other payments to Company employees; (iii) is not liable for any arrears of wages, or any taxes or any penalty for failure to comply with the legal requirements applicable of the foregoing; and (iv) is not liable for any payment with respect to unemployment compensation benefits, pension funds, social security premia or other benefits or obligations for Company employees.

3.14.8	The Company has no employees and no obligation toward any party in connection with current or past employment relationships.

3.14.9	As of the Closing Date, all obligations of V.B toward its employees and consultants, especially the remuneration obligations and, as the case may be, social security obligations, of V.B. toward Antonius Stegmann, Jan Wilschut, and Tjarko Meijerhof shall have been executed.
3.15 Insurance.
3.15.1	Schedule 3.15.1 identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder. Since December 31, 2006, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

3.15.2	All premiums due in relation to the insurance policies set out in Schedule 3.15.1 have been fully paid and such insurance policies are in full force and effect.

3.16 Related Party Transactions.
3.16.1	(a) no Related Party has, and no Related Party has at any time since December 31, 2006, had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time since December 31, 2006, been, indebted to the Company; (c) since December 31, 2006, no Related Party has entered into, or has had any direct or indirect financial interest in, any Material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time since December 31, 2006, competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company.

3.16.2	For purposes of this Section 3.16, each of the following shall be deemed to be a “Related Party”: (i) the Seller; and (ii) each individual who is, or who has at any time since December 31, 2006, been, an officer or board member of the Company; (iii) each member of the immediate family of each of the individuals referred to in clauses “(ii)” above; and (iv) any trust or other entity (other than the Company) in which any one of the individuals referred to in clauses “(i)”, “(ii)” and “(iii)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.
3.17 Legal Proceedings; Orders.
3.17.1	There is no pending legal proceeding, and (to the Best Knowledge of the Seller) nobody has threatened to commence any legal proceeding: (i) that involves the Company and/or V.B. or any of the assets owned or used by the Company and/or V.B. or any person whose liability the Company and/or V.B. has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the other transactions contemplated by this Agreement. To the Best Knowledge of the Seller, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such legal proceeding.
3.18 Authority; Binding Nature of Agreement.
3.18.1	The Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Seller of this Agreement have been duly authorized by all necessary action on the part of the Seller and its board of directors, subject to shareholder approval. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
3.19 Insolvency.
3.19.1	The Company is not or is not threatened to be, or has in the last five (5) years not been or has not been threatened to be, in a state of insolvency, or cessation of payment, nor has been or is subject to any bankruptcy, receivership or moratorium proceedings.

3.19.2	No order has been notified and no resolution has been passed for the winding up of the Company or for a provisional liquidator to be appointed in respect of the Company and no petition has been presented and no meeting has been convened for the purpose of winding up the Company.

3.19.3	There are no reasons that any of the events described in this Section shall occur based on facts having occurred prior to the Effective Date and the Closing Date respectively.
3.20 Social Security Contributions and Pension Plans.
3.20.1	Any and all returns and reports related to social security contributions that are required to be filed with respect to the Company have been timely and correctly filed.

3.20.2	The Company has paid in full any and all social security contributions and required contributions to Company pension plans as and when due and no funding deficiency or arrearage exists with respect to any Company pension plan which results or may result in any liability of the Company. No social security authority is now asserting any deficiency or claim for additional social security contributions (or penalties or interest in connection therewith). The Company has no obligation in the field of pension except those towards Antonius Stegmann, which obligations have been timely and fully complied with by the Company.

3.20.3	There are no facts or circumstances existing or having arisen prior to the Effective Date and the Closing Date which have or may lead to a reassessment by any social security authority of social security contributions to be made by the Company relating to any period prior to the Closing Date.

3.20.4	The Company is meeting all its obligations under the pension plans and has paid or provisioned all contributions and other material amounts required as stipulated by the regulations of the Company pension plans, and no such amounts are in arrears.

3.20.5	The records of the Company pension plan have been properly and accurately maintained, and there are no actions, suits or claims outstanding, pending or threatened in relation to the Company pension plan nor any circumstances which might give rise to any such claims.
3.21 No Broker; No Transaction Expenses.
3.21.1	The Company does not have any obligation or liability to pay any fees or commissions to any broker or finder in respect of the transactions contemplated in this Agreement. The Company has not and shall not incur, or otherwise become obligated of, any fees, commissions or other expenses in connection with the execution, delivery or performance of this Agreement.
3.22 Capacity of the Seller, Title to Shares, No Conflict.
3.22.1	The Seller has the right, full power, legal capacity and authority to sell, transfer and deliver to the Purchaser complete title to the totality of the Shares of the Company and to perform all other obligations and undertakings under this Agreement and all agreements and documents to which the Seller is a party that are required to be executed pursuant to this Agreement.

3.22.2	This Agreement has been duly executed and delivered by the Seller. This Agreement when executed by the Seller will constitute a valid, legal and binding obligation of the Seller, enforceable in accordance with its terms.

3.22.3	No consent, approval, permit, order or authorization from, or registration, declaration or filing with, any governmental authority or any other person, governmental or otherwise, is necessary or required to be made or obtained by the Seller to lawfully execute and deliver, enter into, and to perform its obligations under, this Agreement save for shareholders approval.

3.22.4	The Seller is the legal and beneficial owner of and has good and marketable title to the totality of the Shares of the Company, free and clear of any encumbrance, options, warrants, purchase rights, contracts, commitments, claims, and demands and holds no other capital stock of the Company, directly or indirectly. Other than this Agreement, there are no options, warrants, preemptive rights, purchase rights, calls, subscriptions, convertible securities, obligations or other rights, agreements or commitments that obligate the Seller to transfer or sell any Shares. The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

3.22.5	There is no action, suit, arbitration, mediation, proceeding, written asserted claim against the Company or to which the Company is a party or, to the Best Knowledge of the Seller, investigation relating to or arising from the Seller’s ownership of the Shares pending against the Seller before any court, governmental authority or arbitrator, nor, to the Best Knowledge of the Seller, has any such action, suit arbitration, mediation, proceeding, claim or investigation been threatened. There is no judgment, decree, injunction, rule or order of any court, governmental authority or arbitrator relating to or arising from the Seller’s ownership of Shares outstanding against the Seller. To the Best Knowledge of the Seller, there is no basis for any person to assert a claim against the Seller based upon: (i) the Seller’s entering into this Agreement any of the transactions contemplated by this Agreement; (ii) any claim that the Seller has agreed to sell or dispose of all or any portion of its Shares to any party other than Purchaser, whether by way of merger, consolidation, sale or securities or otherwise; (iii) any rights under any agreement among the Company and the Seller; or (iv) a claim of ownership of, or options, warrants or other rights to acquire ownership of, any shares of the capital stock of the Company held by the Seller, including any option, warrant or preemptive rights.

3.22.6	The execution of this Agreement by the Seller does not violate (where applicable) any provisions of the articles of incorporation or by-laws of the Seller or any shareholders’ agreements or any similar agreement to which the Seller is a party.
3.23 Full Disclosure.
3.23.1	This Agreement does not, and the Closing Certificate will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact or necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.
4 Representations and Warranties of the Purchaser
4.1 Incorporation and Authority.
4.1.1	The Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full corporate power and authority to enter into, to carry out its obligations and to consummate the transactions contemplated, under this Agreement. This Agreement, upon execution by the Purchaser, will constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms and conditions.

4.1.2	The execution and delivery by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action by the Purchaser and do not require approval of the shareholders of Purchaser. Upon execution and delivery by the Purchaser this Agreement will constitute the legal, valid and binding obligations of the Purchaser, enforceable in accordance with their terms.

4.1.3	The Purchaser has, and/or will have available to it as of the Closing Date, all funds necessary to consummate the transactions contemplated by this Agreement.
5 Covenants of the Parties
5.1 Conduct between the Effective Date and the Closing Date.
5.1.1	For the period between the Effective Date and the Closing Date (the “Pre-Closing Period”), the Company shall (and the Seller shall cause the Company to) conduct the business of the Company in the ordinary and usual course of business, consistent with the practice in the past 12 months prior to the Effective Date, and shall not (and the Seller shall not cause or permit the Company to) conduct extraordinary business transactions, without the prior written approval of the Purchaser not to be unreasonably withheld. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, during the Pre-Closing Period the Company shall (and the Seller shall cause the Company to) (i) preserve intact in all material respects the current business organization of the Company, (ii) keep available the services of its current officers, (iii) maintain good relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, independent contractors and other person having business relationships with them relating, and (iv) promptly repair, restore or replace any assets that are destroyed or damaged. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall not (and the Seller shall not cause or permit the Company to):
a.	make any changes to the financial condition, assets, liabilities, or operations of the Company, other than changes in the ordinary course of business;

b.	make any changes that could reasonably be expected to have a material adverse effect on the Company;

c.	permit any of its material assets to be subjected to any encumbrance of any kind, except for those arising by operation of law;

d.	make any investment in fixed assets or commitment therefore or entered into any material contract, agreement or commitment in fixed assets in excess of the 2008 /2009 budget;

e.	grant any increase in wages, salaries, bonus or other remuneration paid or payable by the Company to any of their managers, employees or directors, nor make any other material changes in the terms of employment of any employee, manager or director of the Company other than in accordance with existing agreements;

f.	hire or terminate any director or manager of the Company;

g.	amend, other than in the ordinary course of business, or terminate any Material Contract;

h.	enter into new Material Contracts, other than in the ordinary course of business and on terms and conditions consistent with the Company or the Subsidiaries’ past business practice;

i.	except for non-exclusive licenses for the Company’s products made in the ordinary course of business and on terms and conditions consistent with the Company’s past business practice, sell, transfer, lease or otherwise dispose of the Company IP Right or any other material asset;

j.	make any material change in the collection, payment or credit practices of the Company or in the accounting practices, procedures or methods of the Company or its Subsidiaries;

k.	settle any material tax dispute or issue;

l.	waive any debts, claims or rights;

m.	make any declaration or setting aside or payment of any dividend or any other distribution of profit;

n.	do anything that could interfere with the consummation of the transactions contemplated by this Agreement;

o.	issue any stock options, shares of capital stock or any other right to purchase or receive capital stock of the Company; or

p.	agree, whether or not in writing, to do any of the foregoing.
5.1.2	The Seller and the Company shall notify the Purchaser of any employee departure or any material event that occurs between the Effective Date and the Closing Date.
5.2 Restriction of Announcement.
5.2.1	Each of the Parties undertakes that prior to the Closing Date it will not make any announcement in connection with this Agreement unless required by applicable mandatory law or regulations unless the other Party hereto has given its respective consent to such announcement, including the form of such announcement, which consent may not be unreasonably withheld. If and to the extent any announcement or disclosure of information regarding the subject matter of this Agreement is to be made under applicable mandatory laws, in particular any applicable stock exchange rules, the Party being concerned shall not disclose any such information without prior consultation with the other Party.
5.3 Access to Information Prior to the Closing Date.
5.3.1	During the Pre-Closing Period, upon reasonable notice, the Company and the Seller shall, and shall cause the Company’s managers, employees or directors and accountants to provide to the representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties, good will and business of the Company as requested by the Purchaser. Without limiting the foregoing, the Company will permit (and will cause each of its Subsidiaries to permit) representatives of the

Purchaser to have full access at all reasonable times, and in a manner so as not to unreasonably interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of the Company, as well as the IP dockets/files of the Company and/or V.B., at their premises or their intellectual property counsels’ offices.
5.4 Co-operation.
5.4.1	Upon and after the Closing Date, the Seller, the Company and the Purchaser shall each use their best endeavors to execute and deliver or procure to be done, executed and delivered all such further acts, deeds, documents, instruments of conveyance, assignment and transfer and actions (including meetings with the management of the Company or the Subsidiaries) as may be reasonably necessary to implement the terms of this Agreement and to put control of the Company in the hands of the Purchaser
5.5 Confidentiality.
5.5.1	Unless explicitly agreed otherwise in this Agreement, the Parties shall keep the content of this Agreement and all information received in connection with investigations and negotiations for this Agreement strictly confidential, and undertake to impose the same confidentiality obligations on their affiliates and the Company, and on the directors, officers, employees and advisors of the Parties. However, the provisions of this Section shall not apply to the relevant Party in relation to any information:
a.	that is or becomes publicly available other than as a result of a breach of this Section 5.5; or

b.	that becomes available to that Party on a non-confidential basis from a source that is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation (it being understood that all information regarding the Company is held by the Seller on a confidential basis); or

c.	that has to be disclosed by that Party based on applicable law or an order of a court, government or stock exchange authority or is disclosed to such court or authority in circumstances where such disclosure reasonably aims to prevent material damage; or

d.	with respect to which that Party is able to demonstrate that such information was developed or acquired by it or any of its affiliates independently from the Company and the information obtained in connection with the transactions contemplated under this Agreement; or

e.	that relates exclusively to that Party or its business operations and that does not constitute a business secret for the Company and/or its business.
5.6 Non-competition.
5.6.1	During the period commencing on the Closing Date and ending on the 3rd (third) anniversary of the Closing Date, the Seller shall not — and shall cause its affiliates, for so long as they qualify as affiliates, not to — directly or indirectly carry on researching or developing vaccines based upon the use of virosomes (the “Relevant Business”).
5.7 Non-solicitation.
5.7.1	During the period commencing on the Effective Date and ending on the 5th (fifth) anniversary of the Closing Date, the Seller shall not — and shall cause its affiliates, for so long as they qualify as affiliates, not to — directly or indirectly approach or solicit any customer, client, sales agent or supplier of the Company or attempt to entice any customer, client, sales agent or supplier away from the Company, in each case, in respect of the Relevant Business.
5.7.2	During the period commencing on the Effective Date and ending on the 5th (fifth) anniversary of the Closing Date, the Seller shall not — and shall cause its affiliates, for so long as they qualify as affiliates, not to — directly or indirectly (i) solicit for employment or any similar arrangement or hire any director, executive officer or employee of the Company or (ii) hire any person for, or assist any other person in, soliciting any employee of the Company.

5.8	Reciprocal assistance in relation with mandatory filings and reporting.
5.8.1	Each Party shall give to the other Party the reasonably required access to the information and documents in its possession (and those in the possession of its contractors such as Berveling Accountants & Adviseurs B.V., as far as it is possible) and necessary for that other Party to be able to make the mandatory filings and reporting, namely in the accounting and regulatory fields. The external auditors of the Parties shall be entitled to exchange the information and documents required for the purpose of this Section.
6	Indemnification

6.1	Indemnification by the Seller.
6.1.1	All of the representations and warranties of the Company and the Seller contained in this Agreement shall survive the Closing hereunder and continue in full force and effect until 18 (eighteen) months after the Closing Date, except for representation and warranties set forth in Section 3.13 or Sections 3.20.1 through 3.20.3 where they shall continue in full force and effect until six months after the expiry of the applicable statute of limitations (the “Expiration Date”); provided, however, that if a Claim Notice (as defined below) relating to any representation or warranty is given to the Seller on or prior to 18 (eighteen) months after the Closing Date (or for the representations and warranties set forth in Sections 3.13 and 3.20.1 through 3.20.3, six months after the expiry of the applicable statute of limitations), then, notwithstanding anything to the contrary contained in this Section 6, such representation or warranty shall not so expire, but rather shall remain in full force and effect until such time as each and every claim that is based directly or indirectly upon, or that relates directly or indirectly to, any breach or alleged breach of such representation or warranty has been fully and finally resolved, either by means of a written settlement agreement executed on behalf of the Seller and the Purchaser or by means of a final, non-appealable judgment issued by a court of competent jurisdiction. All of the representations and warranties of the Purchaser contained in this Agreement shall expire at the Expiration Date, and shall thereafter be of no further force or effect.

6.1.2	Subject to Section 6.1.4, the Seller shall hold harmless and indemnify the Purchaser from and against, and shall compensate and reimburse the Purchaser for, any losses that are directly or indirectly suffered or incurred by the Purchaser or to which it otherwise becomes subject at any time (regardless of whether or not such losses relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:
a.	any breach of any of the representations or warranties made by the Seller in this Agreement both as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date;

b.	any breach of any of the covenants or obligations of the Company or the Seller contained in this Agreement; or

c.	any Proceeding relating directly or indirectly to any breach, alleged breach, liability or matter of the type referred to in the preceding clauses of this Section 6.1.2 (including any proceeding commenced by the Purchaser for the purpose of enforcing any of its rights under this Section 6).
6.1.3	The Seller’s liability under this Section 6.1 shall apply only to the losses which in the aggregate exceed EUR 100,000 (one hundred thousand Euro’s), composed of losses which individually exceed EUR 10,000 (ten thousand Euro’s) (the “Threshold”). If the losses are greater than the Threshold, the Seller will be obligated to indemnify the Purchaser from and against all such losses, from the first Euro. All and any losses will be taken into account to compute the Threshold, irrespective of the amount of each individual losses.

6.1.4	The aggregate Seller’s liability under this Agreement shall not exceed EUR 5,000,000 (five million) Euros) (the “Cap”). In cases of fraud, gross negligence, or willful misconduct or intentional breaches of this Agreement, the aggregate Seller’s liability for any breach of this Agreement or other matter for which indemnification is provided for hereunder shall be capped at the total consideration paid by the Purchaser to the Seller pursuant to this Agreement.

6.1.5	Neither the Threshold nor the Cap shall be applicable to the Seller’s liability under Sections 3.3, 3.22.1 and 3.22.4. Seller’s indemnification obligation of these Sections shall be capped at the amount actually paid by Purchaser to Seller pursuant to this Agreement.

6.1.6	Any claim of the Purchaser for indemnification hereunder shall be subject to reduction to the extent that (i) an amount in respect of the claim is actually recovered under an insurance policy covering the relevant risk in force on or prior to the Closing Date (provided that the amount of such reduction shall be subject to offset for any increases in any insurance premiums or other costs incurred by the Company or the Purchaser on account of the making of a claim under any such insurance policy), (ii) the losses covered by such claim shall have been caused solely by acts or omissions of the Purchaser after the Closing (except where the Seller approved such acts or omissions in writing) and shall not have arisen directly or indirectly from or as a direct or indirect result of, and shall not be directly or indirectly connected with, any of the matters set forth in Section 6.1.2, or (iii) there has been recorded in the Interim Balance Sheet, by way of a specific provision clearly identified in the Interim Balance Sheet, a particular item of exceptional depreciation that is directly and solely attributable to the subject matter of the claim (and excluding in any event normal depreciation of tangible and intangible assets), such reduction not to exceed the amount of such exceptional depreciation.

6.1.7	All claims of the Purchaser under or in connection with Section 6 shall be time-barred and shall lapse on the Expiration Date; provided, however, that claims which have been duly notified in writing to the Seller with reasonable specificity on or prior the Expiration Date shall not be time-barred or otherwise lapse.

6.2	Tax and Social Security Indemnity by Seller.
6.2.1	After the Closing Date, the Seller will be responsible for and will indemnify Euro for Euro and hold harmless Purchaser for and against any and all liabilities, costs and expenses resulting from, arising out of, or relating to the requalification of Jan Wilschut’s advisors agreement and/or Tjarko Meijerhof’s outsourcing agreement into an employment agreement resulting in taxes, social security or labour law liabilities for the Company.

6.2.2	After the Closing Date, the Seller will be responsible for and will indemnify Euro for Euro and hold harmless the Purchaser for and against any and all liabilities, costs and expenses resulting from, arising out of, or relating to taxes or social security contributions of the Company or the Subsidiaries relating back to periods prior to the Closing Date, to the extent that specific and appropriate provisions relating to Taxes or Social Security Contributions to which the claim of the Purchaser relates have not been accounted for in the Financial Statements or Interim Balance Sheets or have not been incurred in the normal course of V.B’s business after the date of the Interim Balance Sheets, solely in respect of the employment of Antonius Stegmann, Ellen Goud and Janine Grashorn for periods from the date of the Interim Balance Sheets to the Closing Date.

6.2.3	The Threshold and Cap shall not be applicable to the indemnification obligation of the Seller under Section 6.2.1 and 6.2.2.
6.3	Claim Notice.
6.3.1	As used herein, the term “Claim” shall mean a claim for indemnification of the Purchaser under this Section 6. Subject to the terms of this Agreement, the Purchaser shall give written notice of a Claim (a “Notice of Claim”) to the Seller if the Purchaser wishes to make a claim for indemnification under this Section 6. The Purchaser shall use reasonable efforts to deliver each Notice of Claim to the Seller within thirty (30) days after the Purchaser formally determines to make the Claim to which such Notice of Claim relates.

6.3.2	Each Notice of Claim by the Purchaser given pursuant to Section 6.3.1 shall contain the following information: (i) that the Purchaser has directly or indirectly incurred or sustained or, in good faith, believes it shall have to directly or indirectly incur or sustain losses in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against the Purchaser based on alleged facts, which if true, would give rise to liability for losses indemnifiable under this Section 6); and (ii) a brief description, in reasonable detail (to the extent reasonably available to the Purchaser), of the facts, circumstances or events giving rise to the alleged losses based on the Purchaser’s good faith belief thereof.

6.3.3	The Purchaser may submit a Notice of Claim at any time during the period commencing with the Closing Date and ending on the Expiration Date. Notwithstanding anything contained herein to the contrary, any Claims for losses specified in any Notice of Claim delivered to the Seller prior to the Expiration Date shall remain outstanding until such Claims for Losses have been resolved or satisfied, notwithstanding the passage of the Expiration Date. .

6.3.4	If the Seller gives the Purchaser written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) or has not replied to the Notice of Claim within 30 days after receipt of the Notice of Claim (which absence of reply shall be viewed as a Contested Claim) then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by the Purchaser and the Seller or (ii) in the absence of such a written settlement agreement within thirty (30) days following receipt by the Purchaser of the written notice from the Seller, by a legal proceeding with respect to such Contested Claim in accordance with Section 8.8.
6.4	Setoff.
6.4.1	The Purchaser shall have the right to withhold and deduct any sum that may be owed to it under this Section 6 from any amount that it would otherwise have to pay to the Seller. The withholding and deduction of any such sum shall operate for all purposes as a complete discharge (to the extent of such sum) of the obligation to pay the amount from which such sum was withheld and deducted until final settlement is reached or a final judgment is rendered by a court of competent jurisdiction under Section 8.8.
6.5	Third Party Claims.
6.5.1	In the event of the assertion or commencement by any person of any claim or proceeding with respect to which the Seller may become obligated to indemnify, hold harmless, compensate or reimburse the Purchaser pursuant to this Section 6, the Seller shall have the right, at its election, to assume the defense of such claim or Proceeding. In such event: (1) all reasonable expenses relating to the defense of such claim or proceeding (whether or not incurred by the Purchaser or Seller) shall be borne and paid exclusively by the Seller; (2) the Purchaser shall make available to the Seller any documents and materials in the possession or control of Purchaser that may be necessary to the defense of such claim or proceeding; and (3) Seller shall have the right to settle, adjust or compromise such claim or proceeding with the consent of the Purchaser; provided, however, that the Purchaser shall not unreasonably withhold or delay such consent.
6.6	Knowledge of Purchaser.
6.6.1	The Seller’s liability for indemnification under this Section 6 shall not be affected by any readily available public information nor by any investigation conducted, or any knowledge acquired (or capable of being acquired) by the Purchaser at any time, including between the Effective Date and the Closing Date, with respect to the Company and/or V.B., notably with respect to the accuracy or inaccuracy of, or compliance with, any representation, warranty, agreement, covenant or undertaking of the Purchaser, except for the clear and unambiguous disclosures made in the Schedules. Article 200 para. 1 of the Swiss Code of Obligations (CO) shall not apply.

6.6.2	The Purchaser declares that on the signing date of this Agreement and on the Closing Date it does not intend to claim against the Seller on the ground of any breach of the Representations and Warranties of the Seller of which it would be aware on the signing date of this Agreement and Closing Date.

6.7	No recourse
6.7.1.	Seller acknowledges that, pursuant to that certain share purchase agreement of 26 October 2006 by which Seller acquired the Shares (“Previous SPA”), Seller still has certain rights in relation to warranties granted to Seller by Berrink Holding B.V., Toon Stegmann Beheer B.V. and Jan Wilschut Beheer B.V. Seller covenants towards Purchaser that in the event that any fact or event occurs that could give rise to a claim by Seller under the Previous SPA, Seller shall only claim such losses from Berrink Holding B.V., Toon Stegmann Beheer B.V. and Jan Wilschut Beheer B.V. and shall not in any event take recourse on the Company and/or VB.
7	Termination

7.1	Right to Terminate
7.1.1	The Parties may terminate this Agreement as provided below:
a.	the Purchaser and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

b.	either the Purchaser or the Seller may terminate this Agreement at any time prior to the Closing if the transactions contemplated by this Agreement shall not have been consummated by [April 15, 2009] (the “Termination Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1.1 if the failure to consummate such transactions by the Termination Date is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Closing Date or other breach of any provision of this Agreement by such party;

c.	either the Purchaser or the Seller may terminate this Agreement at any time prior to the Closing if a court of competent jurisdiction or other governmental body shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

d.	the Purchaser may terminate this Agreement at any time prior to the Closing if (i) any of the Seller’s representations and warranties contained in this Agreement shall be inaccurate in any material respect as of the date of this Agreement, or shall have become inaccurate in any material respect as of a date subsequent to the date of this Agreement such that the condition set forth in Section 2.1.1a would not be satisfied, or (ii) any of the Seller’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 2.1.1d would not be satisfied; and

e.	the Seller may terminate this Agreement at any time prior to the Closing if any of the representations and warranties of the Purchaser contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 2.1.2a would not be satisfied.

f.	In the event of breach of the terms and conditions of this Agreement, the exclusive remedy of the Parties, in addition to the remedies provided for under this Agreement, shall be damages under Section 97 and following of the Swiss Code of Obligations, to the exclusion of the rescission or nullification of this Agreement which shall only be possible as provided for under Section 28 (fraud — “dol”) of the Swiss Code of Obligations.
7.2	Termination Procedures
7.2.1	If the Purchaser wishes to terminate this Agreement pursuant to Section 7.1.1b, Section 7.1.1c or Section 7.1.1d, the Purchaser shall deliver to the Seller a written notice stating that it is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement. If the Seller wishes to terminate this Agreement pursuant to Section 7.1.1b., Section 7.1.1c. or Section 7.1.1e, the Seller shall deliver to the Purchaser a written notice stating that the Seller is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.
7.3	Effect of Termination.
7.3.1	If any Party terminates this Agreement pursuant to Section 7.1.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party (except for any liability of any Party then in breach).
8	Miscellaneous

8.1	Entire Agreement.
8.1.1	This Agreement, including the schedules and any other documents referred to herein, constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof, and shall supersede all prior oral and written agreements, understandings or undertakings of the Parties. This Agreement, including the schedules and any other documents referred to herein, shall be binding on all successors and assignees of the Parties. All references to this Agreement shall be deemed to include the schedules.
8.2	Amendment.
8.2.1	This Agreement may not be amended or modified except by a document in writing, duly executed by the Parties hereto.
8.3	Costs and Expenses.
8.3.1	All expenses, costs, fees and charges incurred in connection with the hiring of third-party advisers in connection with the transactions contemplated under this Agreement, including without limitation, legal services, shall be borne by the Party commissioning the respective costs, fees and charges. Without limiting the above statement, in no event shall the Company bear any expenses, costs, fees or charges of such third-party advisers in connection with the transactions contemplated hereby.
8.4	Assignment.
8.4.1	Neither Party shall be entitled to assign any rights or claims under this Agreement without the written consent of the other Party, provided that the Purchaser shall have the right, without Seller’s prior consent, to assign all or part of its rights and obligations under this Agreement to one of its affiliates, it being understood that in any such case, Purchaser shall remain jointly and severally liable for the full, due and proper discharge of all obligations incumbent upon Purchaser under this Agreement.
8.5	Notices.
8.5.1	All notices and other communications hereunder shall be made in writing and shall be delivered or sent by registered mail, facsimile, or courier to the addresses below or to such other addresses which may be specified by any Party to the other Party in the future in writing. Notices given by courier or fax shall be deemed to have been given upon receipt or confirmation of facsimile transmission. Notices given by registered mail shall be deemed to have been given on the day of delivery of the mail, or in the absence of or in the case of refusal of the mail by the addressee, on the seventh day following unsuccessful delivery of the mail by the post office (délai de garde).

If to the Seller:	Norwood Immunology Limited
PO Box 211
Patterson Lakes, Victoria 3197
Australia
Attn. Peter Hansen, Chair

Facsimile (UK): +44 8707517116
Attn. Richard Williams, CEO

with copies to:	SteinhauserVandenBrinkHeeziusRijsdijk Advocaten
World Trade Center

Strawinskylaan 1347
1077 XX Amsterdam
The Netherlands

Facsimile: + 31 20 718 3801

If to the Purchaser:	Mymetics Corporation
14 rue de la Colombière
1260 Nyon
Switzerland
Attn. Christian Rochet, President and CEO

Facsimile: +41 22 363 16 11

with copies to:	Lenz & Staehelin
Route de Chêne 30
1208 Geneva
Switzerland
Attn. Jérome Jotterand

Facsimile: +41 58 450 70 01
8.6	Severability.
8.6.1	Should any provision of this Agreement be unenforceable or invalid, such provision shall be ineffective only to the extent of such non-enforceability or invalidity and be replaced by such valid and enforceable provision which bona fides parties would consider to match as closely as possible the invalid or unenforceable provision, attaining the same or a similar economic effect. The remaining provisions of this Agreement shall under all circumstances continue to be binding and in full force and effect.
8.7	Governing Law.
8.7.1	This Agreement shall be governed by and construed in accordance with the internal laws (ignoring principles of conflicts of laws) of Switzerland.

8.8	Jurisdiction.
8.8.1	Any dispute, controversy or claim arising out of or in relation to this contract, including the validity, invalidity, breach or termination thereof, shall be settled by the ordinary courts of Geneva, subject to an appeal to the Swiss Federal Supreme Court.
8.9	Counterparts.
8.9.1	This Agreement is executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first set forth above.
The Seller :
/s/ Carine van den Brink

Carine van den Brink, signing on the authority of the attached Power of Attorney executed by Norwood Immunology Limited
The Purchaser :
/s/ Christian Rochet

Christian Rochet, President and CEO, signing on the authority of the attached resolution of the Board of Directors of Mymetics Corporation